Exhibit 99.1

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MEDIS TECHNOLOGIES UPDATES SHAREHOLDERS ON IMPORTANT MILESTONES


NEW YORK, NY -- (MARKET WIRE) -- 06/01/2006 -- Medis Technologies, Ltd. (NASDAQ:
MDTL) today announced a letter to the Company's shareholders from its Chairman and CEO, Robert K. Lifton. The letter is included in its entirety below:


Dear Fellow Shareholder,


As we begin the month of June, I thought it worthwhile to review with you the important milestones ahead of us in our program to commercialize our Power Pack product. Starting at the end of this month and continuing through July, we plan to send out over a thousand Power Packs to key executives at the companies with which we have been communicating, including leading mobile operators, Original Equipment Manufacturers (OEMs) and content providers in the United States, Europe and other parts of the world. Many of these persons are part of the over 400 people who have already listed themselves on our website mypowertoday.com and advised us of the particular device connector that we should send to them with the Power Pack. We also plan to deliver Power Packs to our distributors which they, in turn, can provide to their key customers as well as delivering Power Packs to many influentials in the media and political worlds. These thousands of Power Packs will all come off our semi-automated line in Israel, and will offer to all of these users the exciting experience of repeatedly charging their particular devices to provide many hours of use time.


The next milestones take place in September-October when we look to complete Underwriter Laboratory testing of the Power Pack together with another series of our own rigorous testing. This is also expected to involve over a thousand Power Packs. In parallel, we plan to provide Power Packs to those mobile operators and OEMs who wish to test them in their own laboratories. Working with charger testing regimes we have received from some of these companies, we are developing an elaborate testing regime specifically designed for the Power Packs that we plan to submit to the appropriate companies to test the Power Packs. As you can see, we are taking full measures to ensure that the Power Packs meet maximum standards of safety and performance before the next milestone of user and retail sales.


We expect that starting in the last quarter of this year, our distributors will place Power Packs in selected retail outlets for sale to the retail consumer. Our plan is to deliver some 30,000 to 40,000 Power Packs from our semi-automated line for these purposes. The aim is to build demand for the Power Pack in various consumer markets, particularly in the trendy "kidult" markets as we move to the next phase of having our fully automated high volume line, capable of producing up to 1.5 million Power Packs a month, in place at Celestica's facilities in Ireland in the first quarter of 2007.


But even as we start retail sales, our expectation is that once the mobile operators and OEMs have completed their testing of the Power Packs, we will receive orders for their Enterprise Markets and other markets which will use the capabilities of our first fully automated line. As we have stated previously, this expectation has arisen from in depth conversations with some of the mobile operators and was the basis for our decision to start developing two additional fully automated lines, also to be managed by Celestica in the same facilities in Ireland.


As I write this letter, two of our senior executives -- Jacob Weiss, our President and Gennadi Finkelshtain, our CTO are in the Far East visiting Taiwan, China and Japan, where they are meeting with companies and government officials to discuss potential interest in distributing and purchasing the Power Packs. This follows upon the very encouraging responses which our marketing representative Andrew Udis received on his recent visit there. Of course, we are particularly attracted to the markets in China, both the 400-million cellphone users and the 800-million farmers and others in the countryside. We believe the countryside market offers an exciting opportunity for our Power Pack as a source of power for mobile devices, which could be used by the Chinese government to educate and communicate with those people in the countryside, as part of its newly announced five-year plan.


Cell Kinetics


While all of this activity is underway in connection with the Power Pack, our plans for Cell Kinetics are also continuing apace. Cell Kinetics new CEO, Dr. Asaf Ben-Arye has taken a firm hand in moving the Company's programs along. One focus is to move forward as rapidly as possible with completing the FDA program to achieve 510K certification for the CellScan and at the same time seek CE certification in Europe. Second, he intends to complete assembling a new CellScan with cell carriers having the newly developed coating that allows the cells to live well over twenty four hours and proliferate. We plan to place this system at Memorial Sloan Kettering Hospital with a view to develop new approaches to stem cell cancer research and demonstrate the versatility of the CellScan for research efforts. We have also charged Dr. Ben-Arye with developing a detailed business plan for Cell Kinetics which has as one of its goals separating Cell Kinetics from Medis in ways that will benefit Medis shareholders. Our target is to see this program carried out by the end of this year.


Finally, let me note that Medis will be participating in two upcoming conferences: The Cowen & Co. 34th Annual Technology Conference later today at 4:15 PM and the JP Morgan Energy Day Conference on June 20, 2006. Both of these conferences will be held in New York City.


We will keep you apprised of any new developments. My best wishes to all of you for a good summer.

Sincerely,
Robert K. Lifton
Chairman & CEO


Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.


This press release is available on Medis' web site at www.medistechnologies.com.

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CONTACT:
Medis Technologies, Ltd.
Robert K. Lifton
Chairman & CEO
(212) 935-8484

-OR-

INVESTOR RELATIONS COUNSEL:
The Equity Group Inc.
Adam Prior
(212) 836-9606 Devin Sullivan (212) 836-9608

SOURCE:  Medis Technologies, Ltd.

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